Use these links to rapidly review the document
TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SUPPORTSOFT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPORTSOFT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2008

Dear Stockholder:

        The 2008 Annual Meeting of Stockholders (the "Annual Meeting") of SupportSoft, Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices, located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, on Wednesday, May 21, 2008, at 4:00 p.m., Pacific time. We are holding the meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

          1.     To elect six directors to serve on the Board of Directors until the 2009 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

          2.     To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008; and

          3.     To transact such other business as may properly be brought before the meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on April 1, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, for ten days before the meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy.

        YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by telephone, via the Internet, or by signing, dating and returning the proxy card will save us the expenses and extra work of additional solicitation. We encourage you to vote via the Internet. It is convenient, saves paper and reduces costs. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

                      By Order of the Board of Directors,

                      Anne-Marie Eileraas
                       Vice President, General Counsel and Secretary

Redwood City, California
April 11, 2008

i

SUPPORTSOFT, INC.
1900 Seaport Boulevard, 3rd Floor
Redwood City, California 94063

PROXY STATEMENT

General

        The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of SupportSoft, Inc. ("SupportSoft" or "the Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at our headquarters located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, on Wednesday, May 21, 2008, at 4:00 p.m., Pacific time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

        Our principal executive offices are located at the address listed at the top of the page and our telephone number is (650) 556-9440.

Important Notice Regarding the Availability of Proxy Materials

        We have elected this year to take advantage of a new Securities and Exchange Commission (the "SEC") "Notice and Access" rule that allows us to make our proxy solicitation materials available to our stockholders over the Internet. Under this rule, on or about April 11, 2008, we started mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability"). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2007 Annual Report online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.

        Our proxy solicitation materials and our 2007 Annual Report are available online at www.proxyvote.com.

        Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability.

Record Date and Share Ownership

        Stockholders of record at the close of business on April 1, 2008 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. We have one class of stock issued and outstanding, designated as common stock, $0.0001 par value per share. As of the Record Date, approximately 46,268,888 shares of our common stock were issued and outstanding and entitled to vote.

Votes Required

        On all matters, each share has one vote. Directors are elected by a plurality vote. The nominees for the six director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the meeting will be elected to serve as directors. The other proposal submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on such proposal at the meeting.

How to Vote

        Stockholders of record may vote their shares at the Annual Meeting either in person or by proxy. To vote by proxy, you can vote in one of the following three ways:

          (1)   Vote via the Internet at www.proxyvote.com. Have your Notice of Internet Availability or proxy card in hand when you access the website and then follow the instructions.

          (2)   Vote by telephone at 1-800-579-1639 (toll free in the U.S. and Canada). Have your Notice of Internet Availability or proxy card in hand when you dial the number and then follow the instructions.

          (3)   Vote by mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided with any paper copy of the proxy statement.

        If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or nominee. Shares registered in street name may be voted in person by you only if you obtain a signed proxy from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares. You may contact your broker, bank or other nominee to obtain a proxy card, bring it with you and vote your shares at the Annual Meeting.

        Returning a proxy form will not affect your right to vote if you later decide to attend the Annual Meeting and vote in person. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to our principal offices (Attention: Investor Relations) either a written notice of revocation or a duly executed proxy bearing a later date, or attending the meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector"), with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Delaware law and our bylaws provide that a quorum consists of a majority of shares entitled to vote at the Annual Meeting.

        The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum, but will not treat these votes as votes in favor of approving any matter submitted to the stockholders for a vote. Accordingly, with respect to any matters other than the election of directors, an abstention will have the same effect as a "no" vote. Votes against a particular proposal will also be counted both to determine the presence of a quorum and to determine whether the requisite number of voting shares has been obtained.

        If you complete and submit your proxy card or vote via the internet or by telephone, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008;

and (iii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof in accordance with the discretion of the proxyholder. Proxies that are not returned will not be counted in determining the presence of a quorum and will not be counted as present and entitled to vote.

        If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered present and entitled to vote with respect to that matter. However, those shares will be counted as present for purposes of determining the presence of a quorum. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Solicitation of Proxies

        The cost of soliciting proxies will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by email, telephone or facsimile.

BOARD OF DIRECTORS AND NOMINEES

        The Board consists of six directors, all of whom have been nominated by the Board for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. Unless otherwise directed, the proxy holders will vote the proxies received by them for the six nominees named below. If any of the six nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

        Names of the nominees and certain biographical information about them as of April 1, 2008 are set forth below:

        KEVIN C. EICHLER, 48, has served as a member of the Board since February 2003 and became Chairman of the Board in May 2006. Since January 2008, Mr. Eichler has served as Chief Financial Officer of Credence Systems Corporation, a provider of test solutions for the semiconductor industry. From March 2006 until December 2007, Mr. Eichler served as Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc, an online marketing research company. From May 1998 until February 2006, Mr. Eichler served as Vice President, Chief Financial Officer and Treasurer of MIPS Technologies, Inc., a provider of processor architectures and cores for digital consumer and business applications. Mr. Eichler also serves on the board of directors of Ultra Clean Holdings, Inc., a developer and supplier of subsystems for the semiconductor capital equipment industry, and Magma Design Automation, Inc., a provider of electronic design automation software and design services. Mr. Eichler holds a B.S. in accounting from St. John's University.

        SHAWN FARSHCHI, 50, has served as a member of the Board since February 2007. Since December 2006, Mr. Farshchi has served as Chief Operating Officer of Coremetrics Inc., an on demand web analytics application solution provider. From January 2003 until December 2006, Mr. Farshchi served as Chief Information Officer and Vice President of Technical Operations at WebEx Communications, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi holds a B.S. degree in Electrical Engineering from California State University San Francisco.

        J. MARTIN O'MALLEY, 50, has served as a member of the Board since April 2006. Since July 2005, Mr. O'Malley has served as a Managing Director with WTAS, LLC, a tax and financial advisory firm. From January 2005 until July 2005, Mr. O'Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O'Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O'Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O'Malley holds a B.S./B.A. degree from Georgetown University.

        JOSHUA PICKUS, 47, has served as our President, Chief Executive Officer and a member of the Board since April 2006. Mr. Pickus served as Senior Vice President and General Manger of the Clarity Division of Computer Associates, an IT management software company, from August 2005 until April 2006. From November 1999 until August 2005, Mr. Pickus served in a number of executive positions at Niku Corporation, an IT governance software company, including President and Chief Executive Officer from November 2002 until August 2005, Chief Financial Officer, from April 2001 to October 2002, and President of Vertical Markets from November 1999 to March 2001. Mr. Pickus also serves on the Board of DemandTec, Inc., an on-demand software company focused on price optimization for retailers and consumer packaged goods companies. Mr. Pickus holds a Bachelor of Arts from Princeton University and a Juris Doctor from University of Chicago School of Law.

        JIM STEPHENS, 50, has served as a member of the Board since October 2006. From February 1990 until November 2005, Mr. Stephens was employed in various positions by Adobe Systems Inc., a software company, most recently as Senior Vice President of Worldwide Sales and Field Operations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

        JAMES THANOS, 59, has served as a member of the Board since February 2003. Since June 2002, Mr. Thanos has served on the boards of and provided consulting services to a variety of companies. From June 2000 to June 2002, Mr. Thanos served as Executive Vice President and General Manager, Worldwide Field Operations of BroadVision, Inc., an enterprise software company. Mr. Thanos also serves on the Boards of Directors of ClickSoftware, Inc., a provider of service optimization solutions; Corticon, a business rules management provider; and Selectica, a sales configuration, pricing and quotation and contract management solutions provider. Mr. Thanos holds a B.A. in behavioral sciences from The Johns Hopkins University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the "Guidelines"). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities, Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at http://www.supportsoft.com/investors. Copies of the Guidelines are also available in print upon written request to SupportSoft, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Code of Ethics

        Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the "Code of Ethics") applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the SEC; promote compliance with laws; eliminate or properly manage conflicts of interest; encourage prompt internal reporting of violations of the Code of Ethics; and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at: http://www.supportsoft.com/investors. Copies of the Code of Ethics are also available in print upon written request to SupportSoft, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Director Independence

        It is our policy that a majority of our directors be independent. The Board has determined that five of our six directors are independent, namely our Chairman Mr. Eichler and Messrs. Farshchi, O'Malley, Stephens and Thanos, based upon the listing standards of the Nasdaq Global Select Market and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Mr. Pickus, our President and Chief Executive Officer.

Board Meetings

        The Board meets at regularly scheduled meetings throughout the year, and also acts at special meetings and by written consent, as may be appropriate. In fiscal 2007 the Board held eight meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in fiscal 2007 (except for Mr. Farshchi who was appointed to the Audit Committee on April 24, 2007 and thus only attended six of the nine meetings of the Audit Committee, with the other three being held prior to his appointment). Director attendance at the Company's Annual Meeting of Stockholders is encouraged but not required. The following directors attended the 2007 Annual Meeting of Stockholders: Kevin C. Eichler, Shawn Farshchi, Martin O'Malley, Joshua Pickus, and Jim Stephens.

Executive Sessions

        Our independent directors meet at least three times per year in executive session without management directors, non-independent directors or management present.

Committees of the Board of Directors

        The Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The charter of each of these standing Board committees is available through our website at http://www.supportsoft.com/investors. Committee charters are also available in print upon written request to SupportSoft, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and oversee matters of corporate governance, including the evaluation of the Board's performance and processes and assignment of members of the committees established by the Board.

        During 2007, the members of the Nominating and Corporate Governance Committee were Messrs. Eichler, Stephens, and Thanos. Mr. Eichler serves as Chair of the Committee. The Nominating and Corporate Governance Committee held two meetings during 2007.

Compensation Committee

        Our Compensation Committee's principal responsibilities are to determine all compensation of named executive officers of the Company; establish the appropriate mix of incentive compensation and equity-based programs for the named executive officers; act as plan administrator for the Company's equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other named executive officers.

        During 2007, the members of the Compensation Committee were Messrs. O'Malley, Stephens, and Thanos. Mr. Thanos serves as Chair of the Committee. The Compensation Committee held seven meetings during 2007.

Audit Committee

        The Audit Committee's primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the financial statements to be included in filings with the SEC; and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

        At the beginning of 2007, the members of the Audit Committee were Messrs. Eichler, O'Malley and Thanos. On April 24, 2007, Mr. Farshchi was appointed to the Audit Committee in place of Mr. Thanos. The current members of the Audit Committee are Messrs. Eichler, Farshchi and O'Malley. The Board has determined that Messrs. O'Malley and Eichler are financial experts, as defined under SEC rules. In addition, the Board has determined that each member of the Audit Commission is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the Nasdaq Global Select Market. The Audit Committee held nine meetings during 2007.

        The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. Additional information regarding the Audit Committee is included in the "Report of Audit Committee" below.

Director Qualifications

        The primary qualifications for service on the Board are a distinguished record of leadership and success and an ability to make substantial contributions to the Board and the Company. The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to satisfy any applicable securities and tax laws and the rules and regulations thereunder, as well as the rules of the Nasdaq Global Select Market.

Director Nominations

        The Nominating and Corporate Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be named a director.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at our principal executive offices: 1900 Seaport Boulevard, 3rd Floor, Redwood City, CA 94063. In addition, the stockholder must give notice of a nomination to our Corporate Secretary at the same address, and such notice must be received not less than 120 days before any meeting of stockholders called for the election of directors. However, if less than 100 days notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the 7th day following the day on which the notice of meeting was mailed.

        For each proposed nominee who is not an incumbent director, the stockholder's notice must set forth specific information called for in our bylaws. There have been no recent material changes to the procedures by which stockholders may recommend nominees for the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        During 2007, the members of the Compensation Committee were Martin O'Malley, Jim Stephens, and James Thanos. None of the Company's Named Executive Officers serves, nor at any time during 2007 served, as a member of the board of directors or compensation committee of any other entity whose executive officer(s) serve as a member of the Company's Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

        Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company, the Company believes that all of the Section 16 filing requirements were timely satisfied for 2007.

Certain Relationships and Related-Party Transactions

        We have a process for review and approval of any relationships and transactions in which we and our directors, executive officers, 5% stockholders or their immediate family members ("Related Persons") are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our executive officers and directors annually though Director & Officer Questionnaires and use the list of known related parties to identify any transactions with related persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and Executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions, under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel, our Chief Financial Officer and our Vice President of Human Resources.

        There were no transactions in excess of $120,000 between SupportSoft and a related person in fiscal 2007.

DIRECTOR COMPENSATION

        We compensate our five independent, non-employee directors for serving on our Board. We do not pay Mr. Pickus, the only Company employee serving as a director, any additional compensation for serving on our Board. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and cash.

        Equity.    On the date that an individual first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of our common stock under our 2000 Omnibus Equity Incentive Plan (the "Incentive Plan"). These options vest in equal monthly installments over a 48-month period. Following the conclusion of each regular annual meeting of our stockholders, each non-employee director (if, on such date, he or she continues to serve on our Board) will receive a grant of an option to purchase 2,000 shares of our common stock, in addition to and along with the automatic grant of an option to purchase 8,000 shares of our common stock as provided for in our Incentive Plan.

        Each option granted to non-employee directors, other than the initial 40,000 share grant, immediately vests and is exercisable on the date of grant. Options granted under our Incentive Plan have an exercise price equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant and a term of either ten years, if granted prior to December 2005, or seven years, if granted in or after December 2005. In addition, all options to purchase shares of our common stock previously granted to non-employee directors were amended as of March 15, 2005 to provide for immediate and full acceleration of vesting upon the occurrence of a change of control. All other option grants to the non-employee directors that are not otherwise immediately vested at the time of grant will also immediately and fully vest upon a change of control.

        Cash Retainer.    We pay non-employee directors an annual retainer of $30,000 for serving as a director and an additional annual retainer of $10,000 to the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. In 2007, we paid an additional annual retainer of $50,000 to the chairman of the Board. As of January 2008, the annual retainer we pay to our Board chairman will be decreased to $20,000. The retainers are paid quarterly.

        The following table sets forth a summary of the compensation paid to or earned by our non-employee directors for service in 2007. The compensation we paid to Mr. Pickus is included in the compensation disclosure below relating to our officers named in the 2007 Summary Compensation Table.

2007 DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($)(1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Kevin C. Eichler	$90,000	—	$24,622	—	—	—	$114,622
Shawn Farshchi	$30,000	—	$47,253	—	—	—	$77,253
J. Martin O'Malley	$40,000	—	$43,890	—	—	—	$83,890
Jim Stephens	$30,000	—	$42,080	—	—	—	$72,080
James Thanos	$40,000	—	$24,304	—	—	—	$64,304

(1)
The amounts included in the "Option Awards" column are the amounts of compensation cost recognized by us in fiscal 2007, excluding the effect of certain forfeiture assumptions, related to stock option awards in fiscal 2007 and prior years, as described in Statement of Financial Accounting Standards No. 123R. See Note 1 to our consolidated financial statements for the twelve months ended December 31, 2007 for details as to the assumptions used to determine the fair value of the option awards. Our non-employee directors had option awards outstanding as of December 31, 2007 for the following number of shares: Mr. Eichler, 106,000; Mr. Farshchi, 50,000; Mr. O'Malley, 60,000; Mr. Stephens, 50,000; and Mr. Thanos, 106,000. Each non-employee director received annual option grants for 2,000 shares of stock and for 8,000 shares of stock, each with an exercise price of $5.02, on May 23, 2007. The annual options were immediately vested and exercisable on the grant date. The entire grant date fair value (including amounts reported for 2007) of the annual option award issued to each of our non-employee directors in 2007 was $22,056. In addition, Mr. Farshchi received his initial option grant for 40,000 shares of stock with an exercise price of $6.46 on February 6, 2007. The entire grant date fair value (including amounts reported for 2007) of the initial option award issued to Mr. Farshchi in 2007 was $111,948.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 31, 2008 with respect to the beneficial ownership of shares of the Company's common stock by: (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each of the Company's named executive officers listed in the Summary Compensation Table under the section entitled "Executive Compensation;" (iii) each of our directors; and (iv) all directors and executive officers of the Company as a group. On March 31, 2008, 46,268,888 shares of the Company's common stock were issued and outstanding. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage Beneficially Owned(2)
5% Stockholders:
Royce & Associates, LLC(3)	3,417,500	7.4%
Dimensional Fund Advisors LP(4)	2,392,457	5.2
Executive Officers and Directors:
Joshua Pickus(5)	883,274	1.9%
Ken Owyang(6)	319,844	*
Michael Sayer(7)	267,500	*
Robert Barnum(8)	139,500	*
Kevin C. Eichler(9)	98,000	*
Shawn Farshchi(10)	22,500	*
Martin O'Malley(11)	40,833	*
Jim Stephens(12)	25,833	*
James Thanos(13)	108,000	*
All directors and executive officers as of March 31, 2008 as a group (10 persons)(14)	1,774,398	3.8%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
The address of each officer and director is SupportSoft, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, Attention: Investor Relations.

(2)
To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing ownership of any other person.

(3)
Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2008. Royce Associates, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported sole voting power and sole dispositive power of 3,417,500 shares of our common stock. The mailing address for Royce Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(4)
Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008. Dimensional Fund Advisors LP ("Dimensional"), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, may be deemed to be the beneficial owner of 2,392,457 shares of our common stock as a result of its role as investment advisor or manager to various funds. Dimensional reported sole voting power and sole dispositive power of 2,392,457 shares, but disclaims beneficial ownership of such shares. The mailing address for Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(5)
Includes 846,874 shares subject to options that are exercisable within 60 days of March 31, 2008. Includes 36,400 shares held by Pickus Family Trust. Mr. Pickus and Carey Pickus are trustees of the Pickus Family Trust and share voting and dispositive power.

(6)
Includes 316,041 shares subject to options that are exercisable within 60 days of March 31, 2008.

(7)
Includes 237,500 shares subject to options that are exercisable within 60 days of March 31, 2008.

(8)
Includes 137,500 shares subject to options that are exercisable within 60 days of March 31, 2008.

(9)
Includes 96,000 shares subject to options which are exercisable within 60 days of March 31, 2008.

(10)
Includes 22,500 shares subject to options which are exercisable within 60 days of March 31, 2008.

(11)
Includes 40,833 shares subject to options which are exercisable within 60 days of March 31, 2008.

(12)
Includes 25,833 shares subject to options which are exercisable within 60 days of March 31, 2008.

(13)
Includes 2,000 shares held by Budd Thanos Trust. Mr. Thanos and Christine Budd are trustees of Budd Thanos Trust and share voting and dispositive power. Includes 106,000 shares subject to options which are exercisable within 60 days of March 31, 2008.

(14)
Includes 1,702,998 shares subject to options which are exercisable within 60 days of March 31, 2008. As of March 31, 2008, our executive officers consisted of Josh Pickus, Richard Mandeberg, Anthony Rodio, Michael Sayer, and Shelly Schaffer. Robert Barnum ceased to be an executive officer on January 29, 2008, but will continue to play a key role in the Company as our Senior Vice President, Global Services. Ken Owyang announced on February 4, 2008 that he will be leaving the Company to pursue other interests and is no longer an executive officer of the Company.

COMPENSATION COMMITTEE REPORT

        SupportSoft's Compensation Committee consists of three independent Directors: Messrs. Thanos, O'Malley and Stephens. Set forth below is the Compensation Discussion and Analysis, which is a discussion of compensation programs and policies from the perspective of the Board and the Company.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee's review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

                      THE COMPENSATION COMMITTEE:

                      James Thanos, Chairman
                      J. Martin O'Malley
                      Jim Stephens

COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

  Executive Summary

        We provide software and services designed to make technology work. Our consumer business provides consumers with relief from frustrating technology problems, and our enterprise business licenses technical support software to telecommunications and cable companies (digital service providers) and corporate information technology departments. As further discussed in this section, our executive compensation program is designed to reward our senior executive officers when they contribute to the achievement of our business objectives and create long-term stockholder value.

        The following discussion and analysis explains our executive compensation program and policies as they relate to our senior executives who are listed in the Summary Compensation Table below for fiscal year 2007. We refer to these senior executives as our named executive officers. For 2007, our named executive officers were:

Joshua Pickus	President and Chief Executive Officer
Ken Owyang	Chief Financial Officer and Senior Vice President of Finance and Administration
Michael Sayer	Senior Vice President of Worldwide Sales
Robert Barnum	Senior Vice President of Global Services

        The following are the highlights of our 2007 executive compensation program:

  •
  We conducted a benchmarking review of our executive compensation practices and identified a peer group against which to gauge the competitiveness of our pay practices;

  •
  Consistent with our benchmarking review, in order to keep our named executive officers' total compensation packages in approximately the third quartile of our peer group, we chose not to increase our named executive officers' total cash compensation. This meant that we did not make any increases in our senior executive officers' base salaries or target short-term incentive compensation opportunities from 2006 levels;

  •
  Our named executive officers other than our Chief Executive Officer earned short-term cash incentive awards at quarterly intervals based on their achievement of quarterly individual performance objectives that, on a yearly basis, ranged from 24% to approximately 102% of their target opportunities. These short-term cash incentive payments ranged from 24% to 57% of the executives' base salaries. Our Chief Executive Officer did not earn a short-term cash incentive award for 2007;

  •
  We awarded time-based stock options to our named executive officers under our existing omnibus equity incentive plan; and

  •
  We adopted a new Executive Incentive Compensation Plan that will be operational for 2008 and beyond.

The discussion and analysis of our 2007 executive compensation program that follows may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow this section.

  Compensation Philosophy and Objectives

        Our executive compensation program has two primary objectives:

  •
  to attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; and

  •
  to align executive pay with annual and long-term company performance and stockholder return.

These objectives guide the compensation elements we use and our compensation decisions for individual executive officers, as further discussed in this section. With these objectives in mind, we generally seek through our executive compensation program to attract and retain our named executive officers, to reward our named executive officers for achieving quarterly and annual performance goals, and to encourage our named executive officers to meet performance goals in future periods. Based on anticipated changes to our executive compensation program as further described below, in 2008 and beyond, we seek to reward our business unit executives for the performance achieved by their specific business units.

  Executive Compensation Program Design

        The principal elements of our executive compensation program are base salary, short-term cash incentive awards earned on a quarterly and annual basis and long-term equity awards earned based on our review of full-year performance. In keeping with our philosophy of aligning pay with performance, a significant portion of our named executive officers' compensation is "at risk" and comprised of both long-term equity awards and short-term cash incentives. For us, "at risk" compensation consists of potential earnings that are directly linked to performance or earnings that are granted in the form of equity.

        We believe long-term equity awards are particularly effective as a means of aligning the interests of our named executive officers with those of our stockholders as these awards drive both long-term Company performance and retention of key executives. We believe this because these awards do not deliver any return to our executives unless our shareholders have realized a return on their investment. Accordingly, each year we seek to establish long-term equity incentives as a significant component of our executive compensation program. We also believe that short-term cash incentives are an important and effective way to align named executive officer pay with Company performance because short-term cash incentives are actually earned only when our named executive officers help us achieve our business objectives. We measure short-term cash incentive award achievement on a quarterly and annual basis, which also helps us more closely equate executive pay with real-time performance.

        In 2007, each of our named executive officers was eligible to receive a target short-term cash incentive, expressed as a percentage of his annual base salary, based on the executive's attainment of pre-established goals. For 2007, our Chief Executive Officer's short-term cash incentive opportunity was tied exclusively to an annual Company revenue target set by the Compensation Committee. The Compensation Committee chose this particular performance metric for our Chief Executive Officer because he was hired to help us grow our Company by improving on static revenue achievement. We view annual Company revenue as a strong means by which to judge annual Company growth. Annual cash incentives for our other named executive officers were tied to their quarterly achievement of various individual performance objectives.

  Anticipated Executive Compensation Program Design Changes for 2008

        In January 2008, the Board adopted a new Executive Incentive Compensation Plan (the "Plan") that is designed to align executive compensation with corporate and business unit financial performance even more closely. We adopted the Plan based on the results of our 2007 benchmarking activities discussed below. Although we view our cash compensation to be competitive with that offered by companies in our peer group, in the light of the Radford Associates survey data discussed further below, we believe that we can strengthen our pay for performance program by tying a larger percentage of short term cash incentives to Company or business unit performance, as opposed to individual objectives.

        Based on this objective, the Plan will tie a significant percentage of each executive officer's short-term cash incentive compensation to Company financial performance and, for our executives who serve as heads of our business units, business unit financial performance. We currently anticipate that, for 2008, the cash incentive compensation for our Chief Executive Officer and the executive officers who are the General Managers of our two business units will be tied exclusively to Company (in the case of Mr. Pickus) and business unit (in the case of our business unit heads) financial performance.

        We expect that the target short-term cash incentive opportunities for our other executive officers in 2008 will be based upon two components:

  •
  the Company's (or business unit's, for executives assigned to a business unit) achievement of its financial goals; and

  •
  the individual executive's achievement of his or her individual management by objective ("MBO") goals.

We refer to the quarterly individual performance objectives that we establish each year for our executive officers as MBO goals. MBO goals generally consist of both quantifiable and non-quantifiable performance objectives based on identifiable criteria that can be both measured and defined by us in advance of the relevant performance period. We expect that the portion of an executive's overall target bonus attributable to Company or business unit performance will be greater for more senior employees who have a greater influence on our results. Participating employees will be eligible to receive greater than 100% of the Company or business unit portion of their target short-term cash incentive opportunities according to a formula for business overachievement, subject to a cap determined by the Compensation Committee. Any overachievement will be earned only at the close of our fiscal year and will be paid annually. We will further discuss the operation of our Plan and the decisions made under it in the Compensation Discussion and Analysis to be included in our proxy statement for our 2009 Annual Meeting of Stockholders.

  The Role of Consultants and Benchmarking Data

        Prior to and for 2007, the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including benchmarking data and compensation information from peer companies, industry surveys, and outside compensation consultants. In general, the Compensation Committee and our human resources department have analyzed the range of cash compensation paid by comparable companies, as disclosed in their publicly-available filings and reports, for each specific comparable executive position and generally used the third quartile as a guideline for establishing individual compensation elements, as well as total compensation, for each of our named executive officers.

        The Compensation Committee believes in the practice of using "at risk" compensation to compliment base salary. We expect that in years in which we achieve strong results, the "at risk" elements of our executive compensation program will raise total executive compensation to a premium above market averages. In contrast, we do not expect to pay a premium above market averages in years in which we do not achieve strong results. We believe that in this way, using "at risk" compensation to reward performance with above-market compensation supports our goal of attracting qualified senior management and promotes future compensation growth opportunities. We have generally benchmarked compensation against the third quartile because we have found a need to pay above-median cash compensation in recent years in order to attract top executive talent. We may in the future depart from this quartile if the Compensation Committee determines that it is in the best interests of the Company and its stockholders to do so. When factoring in our pay for performance philosophy and our use of "at risk" compensation, we have found that our compensation packages generally remain in the third quartile of peer companies. Although our Chief Executive Officer recommends compensation for named executive officers other than himself, it is ultimately the responsibility of the Compensation Committee to set compensation for such executive officers.

        In 2007, the Compensation Committee together with members of our management team conducted a formal benchmarking review for purposes of:

  •
  evaluating our executive and director compensation program as whole;

  •
  evaluating our individual named executive officer compensation; and

  •
  developing the Plan.

        The Compensation Committee, working with our human resources function, also identified a peer group of companies comprised of technology and technology-enabled services companies, some of which compete with us for business or for employees. The companies in this peer group have one or more attributes similar to us, including size, geographic location, financial performance, and type of business or products. The Compensation Committee reviewed executive compensation data from the following companies comprising our peer group:

• Callidus Software Inc.	• Keynote Systems, Inc.	• Taleo Corporation
• Chordiant Software, Inc.	• LivePerson, Inc.	• Website Pros, Inc.
• Cybersource Corporation	• OpsWare Inc.
• Kana Software, Inc.	• RightNow Technologies, Inc.

        Besides data from these peer companies, the Compensation Committee reviewed survey data obtained from Radford Associates. In determining appropriate comparable data, the Committee consulted the survey results that compare compensation data for two categories of companies:

  •
  all software companies with revenue under $200 million; and

  •
  all Northern California technology companies with revenue under $200 million.

These categories most closely represent the software and technology companies in the Silicon Valley area with whom we compete for personnel. In addition, the Compensation Committee sought the views of Watson Wyatt with respect to industry trends and specific issues relating to cash incentive compensation programs. For 2007, Watson Wyatt did not play a significant role in helping us establish executive compensation, but instead advised us as to our Plan and incentive awards for 2008.

        In the fourth quarter of 2007, the Compensation Committee considered the benchmarking data it collected as one of many factors in assessing each individual named executive officer's compensation, including base salary, short-term cash incentives and long-term equity awards. The Compensation Committee weighed the market data in light of the Compensation Committee's assessment of each executive officer's performance, responsibilities, experience and significance to our corporate objectives, as well as our business performance as a whole. Based on its benchmarking review and its overall compensation philosophy, the Compensation Committee determined that the base salaries and target cash incentives for the named executive officers, including our Chief Executive Officer, were competitive, and thus did not increase the named executive officers' cash compensation in 2007 or for 2008. However, the review also indicated that equity awards for our named executive officers should be increased in order to generally bring our named executive officers' equity positions more in line with median peer group and Radford survey compensation packages. As a result of this review, our

Compensation Committee reaffirmed its commitment to making annual time-based equity awards to our named executive officers, which we believe will continue to place our compensation packages above the median of our peer group.

  Named Executive Officer Performance Reviews and The Role of Management for 2007

        In the first quarter of 2007, the Compensation Committee established individual performance objectives for each named executive officer for the short-term cash incentives as further described below. Beginning in 2008, under the Plan, the performance objectives for each executive (other than our Chief Executive Officer and business unit general managers) will be based on two components: Company or business unit performance, and individual MBO goals. Annual cash incentives for our Chief Executive Officer and business unit general managers will be based solely on Company or (as applicable) business unit performance.

        The Compensation Committee reviews executive officer performance and total compensation, including equity awards, on an annual basis. These reviews take place generally in October for named executive officers other than our Chief Executive Officer, and after the end of our fiscal year for the Chief Executive Officer. The Compensation Committee has sole authority to assess the performance of our Chief Executive Officer and determine his compensation. In general, our management team supports our Compensation Committee with its tasks of considering and establishing executive compensation for the other named executive officers. Additionally, key members of our management team worked with the Compensation Committee to conduct the benchmarking review in 2007. Our Chief Executive Officer participates in the performance discussions regarding the other named executive officers and makes recommendations to the Compensation Committee regarding the officers' compensation, based on his direct knowledge of the officers' performance and contributions to our business results. Certain exceptions to the timing of these annual performance and compensation reviews may occur as a result of contractual commitments or extenuating circumstances justifying an off-cycle review.

  Elements of 2007 Executive Compensation

        Our executive compensation program consists of the following elements:

  •
  Base salary;

  •
  Short-term, cash-based incentive awards;

  •
  Long-term, equity-based awards; and

  •
  Other benefits.

  Base Salary

        Base salary is baseline cash compensation that we pay to executive officers throughout the year. Base salaries provide executive officers with a predictable level of income. We pay base salaries to attract and retain strong talent, which salaries are designed to give our executive officers the ability to support a reasonable standard of living in Silicon Valley. The Compensation Committee determines individual executive salaries and does not apply any specific formula. In determining appropriate base salaries, in addition to reviewing market data from Radford's compensation surveys, or in exceptional cases, an outside compensation consultant, the Compensation Committee generally considers:

  •
  the scope of responsibility and experience of the executive officer;

  •
  the individual performance of each existing executive officer;

  •
  competitive market compensation;

  •
  internal equitable considerations;

  •
  the significance of the individual to the achievement of our corporate objectives; and

  •
  in the case of executive officers other than the Chief Executive Officer, the Chief Executive Officer's recommendation as to compensation.

        In recent years during which we were initially hiring our named executive officers, in order to attract top executive talent, we offered compensation packages with base salaries in the third quartile of salaries for executive officers in similar positions and with similar responsibilities at comparable companies. As discussed above under "The Role of Consultants and Benchmarking Data," we generally believe that total compensation should be targeted in the third quartile of the peer group when including "at risk" compensation. While we have generally not increased cash compensation, including base salaries, over the past few years for our named executive officers, we have focused new compensation opportunities on "at risk" compensation. Base salaries, however, are reviewed annually by the Compensation Committee.

        The base salary amounts for our named executive officers for 2007 are set forth in the table below, and were established based on offer letters that we negotiated with each named executive officer at the time they joined our Company. The Compensation Committee's primary rationale for establishing the named executive officers' salaries was to attract and retain top level talent for our Company. We did not increase base salaries for our named executive officers for 2007.

Name and Title	2007 Base Salary
Joshua Pickus President and Chief Executive Officer	$350,000
Ken Owyang Chief Financial Officer and Senior Vice President of Finance and Administration	$250,000
Michael Sayer Senior Vice President of Worldwide Sales	$250,000
Robert Barnum Senior Vice President of Global Services	$225,000

For more information about our named executive officers' base salaries for 2007, see the 2007 Summary Compensation Table below.

  Annual Cash Incentive Awards

        As discussed above, we pay short-term cash incentives to attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value, and to align executive pay with quarterly and annual Company performance. In determining appropriate short-term cash incentive opportunities for each named executive officer, in addition to reviewing market data from Radford's compensation surveys or, in exceptional cases, an outside compensation consultant, the Compensation Committee considers the same factors considered in determining base salary. Actual payouts for our short-term cash incentive awards for each named executive officer are based on the achievement of specified Company objectives and MBO goals established at the beginning of the year and evaluated quarterly and at the end of the year.

        Our short-term cash incentive award payout approach is generally as follows:

  •
  no payment is made if an executive fails to achieve minimum expectations, which are typically at least 80% of a specified quantitative performance objective;

  •
  up to 100% of the target incentive compensation if an executive achieves between 80% and 100% of the performance objectives; and

  •
  a payment greater than 100% of the target bonus if the executive exceeds the performance objectives.

The Compensation Committee retains discretion to award bonuses in the event objectives are not achieved, with the appropriate supporting rationale. We believe that, based on our benchmarking review, the short-term cash incentive opportunities for our named executive officers are near or slightly above the median competitive levels of comparable companies.

        Short-term cash incentive awards for each of our named executive officers have been established as follows:

  •
  For 2007, Mr. Pickus' short-term cash incentive award was determined on an annual basis based on our achievement of an annual Company revenue performance target of $63.384 million. The actual short-term cash incentive payment had the potential to be more or less than the target short-term cash incentive award opportunity depending upon the level of our achievement of the specified 2007 revenue target. Mr. Pickus was not entitled to a short-term cash incentive award if less than 80% of the revenue target was achieved. Mr. Pickus' maximum potential short-term cash incentive award for 2007 was $400,000. For 2008, Mr. Pickus' short term cash incentive under the Plan will be tied exclusively to achievement of Company revenue and operating income objectives.

  •
  For 2007, Mr. Owyang's short-term cash incentive award was payable quarterly based upon achievement of specific quarterly MBO goals reviewed and approved by the Compensation Committee related to the following annual objectives: (1) continuous improvement in our financial reporting, focused on internal visibility of the business; (2) continuous improvement in our business processes in its finance, human resources, information technology and legal departments as well as maintenance of our Sarbanes-Oxley compliance efforts; (3) maintenance of cost controls in-line with Company objectives; and (4) management of a proactive and effective investor relations program. Mr. Owyang's actual short-term cash incentive award payment had the potential to exceed his target short-term cash incentive award opportunity depending on the extent to which his actual performance exceeded the established goals, some of which goals were of a qualitative rather than a quantitative nature. There was no maximum potential short-term cash incentive award opportunity for Mr. Owyang for 2007. As noted above, Mr. Owyang resigned as Chief Financial Officer to pursue other interests, effective March 17, 2008, and is no longer an executive officer of the Company

  •
  For 2007, Mr. Sayer's short-term cash incentive award was payable quarterly based upon our achievement against an annual target of $26,336,174 for license and initial maintenance revenue, as measured by quarterly and year-to-date achievement against this target. In order to attract Mr. Sayer to the Company, the Compensation Committee offered a target short-term cash incentive award greater than the 60th percentile of comparable companies. Mr. Sayer's actual short-term cash incentive award payment had the potential to be more or less than the target short-term cash incentive award opportunity depending upon the level of our achievement of the specified license revenue targets. Mr. Sayer was not entitled to a short-term cash incentive award in any given quarter if less than 80% of the license revenue target was achieved in that quarter. There was no maximum potential short-term cash incentive award opportunity for Mr. Sayer for 2007. For 2008, Mr. Sayer's short term cash incentive under the Plan will be tied exclusively to achievement of Enterprise Solutions Group business unit operating income objectives.

  •
  For 2007, Mr. Barnum's short-term cash incentive award was payable quarterly based upon our achievement against an annual target of $14,533,000 for services revenue, as measured by quarterly achievement against this target, and improvement of operating margin and services utilization. Mr. Barnum's actual short-term cash incentive award payment had the potential to be more or less than the target short-term cash incentive award opportunity depending upon the level of our achievement of the specified services revenue and margin targets. Mr. Barnum was not entitled to a short-term cash incentive award in any given quarter if less than 90% of the targets for that quarter were achieved. Mr. Barnum's maximum potential short-term cash incentive award for 2007 was $150,000. As noted above, Mr. Barnum ceased to be an executive officer on January 29, 2008.

We believe that the performance targets established for 2007 were set at levels that were achievable, but that required the achievement of the high-end of our internal corporate objectives.

        Our named executive officers earned the following cash incentive awards for their work performed in 2007:

Executive Officer Name	Total 2007 Target Cash Incentive Potential	2007 Cash Incentive Potential (% of Salary)	Actual 2007 Cash Incentive	Actual 2007 Cash Incentive (% of Salary)
Joshua Pickus	$300,000	86%	$0	0%
Ken Owyang	$125,000	50%	$99,835	40%
Michael Sayer	$250,000	100%	$59,472	24%
Robert Barnum	$125,000	56%	$127,657	57%

        In the annual compensation review conducted in the fourth quarter of 2007, the potential short-term cash incentive amounts were not changed for the named executive officers for 2008. For more information about our short-term cash incentive awards and payouts for 2007, see the 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table below.

  Long-Term Equity Awards

        We make long-term equity awards to our named executive officers to encourage them to work to create long-term value for our stockholders through sustained performance. Our long-term equity program for the entire Company, including named executive officers, consists of equity grants under our 2000 Omnibus Equity Incentive Plan and our employee stock purchase program. Although we may issue a variety of equity awards under our 2000 Omnibus Equity Incentive Plan, we generally only issue stock option awards as long-term equity compensation. We believe that awarding stock options, as opposed to restricted stock or restricted stock units, is the most effective way of rewarding and encouraging our named executive officers for performance because each executive will derive benefit from his stock options only if the market value of our common stock increases. Stock option awards in this way encourage our named executive officers to continue to work for sustained Company performance after the executive has received the stock option award.

        Stock options granted by the Compensation Committee are generally time-based, typically vesting over a four-year period, and are granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant. Historically, stock-based awards are granted in conjunction with the executive's hiring and then reviewed and supplemented annually. In certain instances, we have also granted performance-based stock option awards, which stock options were exercisable only if our common stock achieves certain pre-established value levels. For 2007, we only granted time-based stock options.

  2007 Stock Option Awards

        We typically grant equity awards on regularly-scheduled grant dates determined in advance by the Compensation Committee, and the exercise prices for such stock options are established based on the scheduled grant date rather than the date of authorization by the Compensation Committee. New employees are generally granted stock options on the third business day of the month following their date of hire. Similarly, annual performance-related awards are made on a date determined in advance by the Compensation Committee based upon the completion of our annual performance review process, which typically occurs in October of each year. The Compensation Committee does not have a policy regarding whether such regularly-scheduled stock option grants will be made if the Compensation Committee or the executive is at the time in possession of material non-public information, but will consider the appropriateness of such grants on a case-by-case basis. The Compensation Committee has the sole authority to grant equity awards to our Chief Executive Officer and other named executive officers.

        For 2007, our Chief Executive Officer's annual long-term equity award was made on May 1, 2007 following the Compensation Committee's assessment of his performance in April 2007, consistent with the terms of his offer letter, as further described below. Based on subjective discretion and its performance assessment of our Chief Executive Officer, our Compensation Committee awarded Mr. Pickus a stock option for 200,000 shares of our common stock as his annual long-term equity award. In determining the number of shares subject to this stock option, the Compensation Committee considered the benchmarking review discussed above and our desire to encourage Mr. Pickus' performance on behalf of the Company in 2008, along with the effective burn rate for equity awards under the 2000 Omnibus Equity Incentive Plan.

        Our Compensation Committee also authorized the grant of annual long-term equity awards to our other named executive officers for 2007 at its October meeting. Our other named executive officers' annual long-term equity awards had a grant date of November 2, 2007 under our advance authorization practice described above. Again based on subjective discretion and its performance assessment of our named executive officers other than our Chief Executive Officer, our Compensation Committee awarded annual stock options for the following shares: Mr. Owyang, 50,000 shares; Mr. Sayer, 100,000 shares; and Mr. Barnum, 50,000 shares. In determining the number of shares subject to these stock options, the Compensation Committee again considered the benchmarking review discussed above and our desire to retain and motivate our named executive officers' performance in 2008, along with the effective burn rate for equity awards under the 2000 Omnibus Equity Incentive Plan. For more information about our equity awards made in 2007, see the 2007 Grants of Plan-Based Awards Table below.

        The Option Committee, whose sole member is Mr. Pickus, acts under guidelines determined by the Compensation Committee. The Option Committee's primary function is to determine stock-based compensation awards for our employees other than the Section 16 reporting executives. The Option Committee grants new hire equity awards on the third business day of the month following an employee's date of hire, again with exercise prices for such stock options established based on the scheduled grant date rather than the date of authorization by the Option Committee. Annual equity awards to non-Section 16 reporting employees are granted at a pre-determined date following completion of our annual performance review process. Certain exceptions to the timing of these annual equity-award grants may occur as a result of contractual commitments to review compensation or extenuating circumstances justifying an off-cycle review. The Option Committee took action on 13 occasions during 2007.

  Employee Stock Purchase Plan

        Our named executive officers may also participate in our Employee Stock Purchase Plan on the same terms as the rest of our employees. Our Employee Stock Purchase Plan is a broad-based stock purchase plan that enables all eligible employees to purchase shares of our common stock at a discounted price in order to share in the future success of the Company. The Employee Stock Purchase Plan qualifies under Section 423 of the Internal Revenue Code and is required to be made available to all employees, including all executive officers, serving a minimum numbers of hours. The Employee

Stock Purchase Plan allows employees to acquire shares of our common stock through periodic payroll deductions of up to 15% of their total compensation. Since July 2006, the price at which all employees may purchase our common stock under the Employee Stock Purchase Plan has been 85% of the lesser of the closing price of our common stock on the Nasdaq Global Select Market at the beginning and end of each 6-month purchase period. As of January 31, 2008, which was the end of the most recent 6-month purchase period, the purchase price for a share of our common stock under the Employee Stock Purchase Plan was $3.04 (rounded to the nearest cent).

  Other Benefits.

        We also provide our named executive officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (and to which we do not make any contributions), health benefits, life insurance benefits, and other welfare benefits. We do not provide any special employee benefits for our named executive officers other than increased life insurance coverage equal to $300,000 per person, which increased coverage is also available to each of our employees who hold a position equal to or above the director level. Our employees who hold a position below the director level receive $150,000 in life insurance coverage per person.

  Tax Implications of Compensation Policies

        Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers. In order to maintain flexibility in compensating our executive officers in a manner designed to promote achievement of corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. However, we currently expect that our executive officers will earn cash compensation less than $1,000,000 per year in the foreseeable future.

  Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

        We have employment arrangements with our named executive officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our named executive officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see "Potential Payments Upon Termination or Change-in-Control" below.

  Joshua Pickus

        On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we entered into an offer letter with Mr. Pickus. Our arrangement with Mr. Pickus provided for him to receive an annual base salary of $350,000 and a short-term cash incentive target of $300,000 for 2006. Our Compensation Committee did not change Mr. Pickus' annual base salary or short-term cash incentive target for either 2007 or 2008.

        Under the terms of our arrangement with Mr. Pickus, in 2006, we granted Mr. Pickus an option to purchase 1,300,000 shares of common stock, which option vests in equal monthly installments over 48 months. Under the terms of our arrangement with Mr. Pickus, in 2006, we also granted Mr. Pickus two additional options, each providing for a right to purchase 200,000 shares of common stock, vesting in equal monthly installments over 48 months, subject to Mr. Pickus' continued employment. These two additional options to purchase 200,000 shares of common stock only become exercisable, to the extent vested, following the date as of which the fair market value of our common stock has first equaled or exceeded $6 per share, and $9 per share, respectively, for 20 consecutive trading days. As of the date of this Proxy Statement, the fair market value of our common stock has already exceeded $6 per share for 20 consecutive trading days, so one option grant for 200,000 shares of common stock will be fully exercisable as it vests over time, subject to Mr. Pickus' continued employment.

        Pursuant to Mr. Pickus' offer letter, in the event of his involuntary termination, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target short-term cash incentive in effect for the fiscal year in which he is terminated. If Mr. Pickus is involuntary terminated within 12 months following a change of control of the Company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary, 100% of his target short-term cash incentive in effect for the fiscal year in which he is terminated and the immediate vesting and exercisability of Mr. Pickus' option grants. In addition, if any amount payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax or assessment, we will pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by us resulting from excise taxes imposed on Mr. Pickus is $1,500,000.

  Ken Owyang

        On March 27, 2006, we appointed Mr. Owyang our Chief Financial Officer and Senior Vice President of Finance and Administration. Mr. Owyang was previously our Vice President of Finance and then Interim Chief Financial Officer. In connection with his appointment as Chief Financial Officer, we amended Mr. Owyang's original offer letter, effective March 27, 2006. Our arrangement with Mr. Owyang provided for an annual base salary of $250,000 and a target short-term cash incentive of 50% of his base salary for 2006. Our Compensation Committee did not change Mr. Owyang's annual base salary or short-term cash incentive target for either 2007 or 2008. The actual amount of any such short-term cash incentive payment is based on his individual performance against defined objectives, as discussed above. Under the terms of our amended offer letter with Mr. Owyang, in 2006, we granted Mr. Owyang an option to purchase 175,000 shares of common stock, which vests in equal monthly installments over 48 months, subject to Mr. Owyang's continued employment. This grant was in addition to the option to purchase 215,000 shares of common stock Mr. Owyang received through his employment in previous roles with us.

        Pursuant to the terms of Mr. Owyang's offer letter, if Mr. Owyang is terminated without cause or resigns for good reason, Mr. Owyang would be entitled to severance pay equal to six months of base salary and a pro-rated short-term cash incentive, and if such termination or resignation followed a change of control of the Company, Mr. Owyang would also be entitled to vest in 50% of any remaining unvested shares underlying his stock options.

  Michael Sayer

        Mr. Sayer, who was initially appointed our Senior Vice President of Worldwide Sales, became the General Manager and Executive Vice President of our Enterprise Solutions Group effective January 29, 2008. Under the terms of our original offer letter with Mr. Sayer, he is entitled to an annual salary of $250,000 and a potential bonus of up to $250,000. Our Compensation Committee did not change Mr. Sayer's annual base salary or short-term cash incentive target for either 2007 or 2008. In addition, effective May 22, 2006, Mr. Sayer was granted an option to purchase 450,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Sayer's continued employment.

        Pursuant to the terms of Mr. Sayer's offer letter, if Mr. Sayer is terminated without cause or resigns for good reason following a change of control of the Company, Mr. Sayer would also be entitled to vest in 50% of any remaining unvested shares underlying his initial grant of the option to purchase 450,000 shares of common stock.

  Robert Barnum

        Mr. Barnum was appointed our Senior Vice President of Global Services, effective August 1, 2006. Under the terms of our offer letter with Mr. Barnum, he was entitled to an annual salary of $225,000 and a potential target short-term cash incentive of $125,000 for 2006. Our Compensation Committee did not change Mr. Barnum's annual base salary or short-term cash incentive target for either 2007 or 2008. In addition, effective August 1, 2006, Mr. Barnum was granted an option to purchase 300,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Barnum's continued employment.

        Pursuant to the terms of Mr. Barnum's offer letter, if Mr. Barnum is terminated without cause or resigns for good reason, Mr. Barnum would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation followed a change of control of the Company, Mr. Barnum would also be entitled to vest in 50% of any remaining unvested shares underlying his initial grant of the option to purchase 300,000 shares of common stock.

2007 Summary Compensation Table

        The following table shows compensation information for 2006 and 2007 for our Chief Executive Officer, our Chief Financial Officer, and our other two executive officers. We refer to the individuals listed in the table below as our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Option Awards ($)(2) (e)	Non-Equity Incentive Plan Compensation ($)(3) (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
Joshua Pickus President and Chief Executive Officer	2007 2006	350,000 258,462	— —	956,709 561,872	— 288,000	288 162	1,306,997 1,108,496
Ken Owyang Chief Financial Officer and Senior Vice President of Finance and Administration	2007 2006	250,000 241,884	— 20,000	101,986 175,281	99,835 59,375	288 216	452,109 496,756
Michael Sayer Senior Vice President of Worldwide Sales	2007 2006	250,000 153,525	— 31,250	219,903 129,108	59,471 94,374	288 108	529,662 408,365
Robert Barnum Senior Vice President of Global Services	2007 2006	225,000 93,750	— 14,062	125,223 50,404	127,657 58,738	288 90	478,168 217,044

(1)
The amounts disclosed in column (d) for 2006 reflect discretionary cash awards that were not directly tied to achieving pre-determined objectives.

(2)
The amounts disclosed in column (e) are the amounts of compensation cost recognized by us in fiscal year 2007 related to stock option awards made in 2007 and in prior fiscal years, as described in Statement of Financial Accounting Standards No. 123(R). We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. We based our expected volatility on a weighted average calculation combining both historical volatility of our common stock price and implied volatility from traded options on our common stock. The expected term represents the period that our stock options are expected to be outstanding and was determined based on historical experience of similar stock options considering the contractual terms of the stock options, vesting schedules and expectations of future employee behavior. The average assumptions used to calculate the fair value of stock options granted in 2007 were volatility of 51.3%, risk-free rate of 4.05%, expected dividend of 0, expected forfeiture rate of 8.4% and expected life of 4.0 years. For more information about the assumptions used for stock options awarded in previous years, please refer to Note 1 to our audited financial statements located in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008 and to Note 1 to our audited financial statements located in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(3)
The amounts disclosed in column (f) reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2007 fiscal year. Payouts for earned awards were made both in 2007 and 2008.

(4)
Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any type of matching contributions on any employee's contribution to the 401(k) plan. The amounts disclosed in column (g) include life insurance premiums for $300,000 of term life insurance for each named executive officer.

2007 Grants of Plan-Based Awards Table

        The following table sets forth certain information with respect to grants of plan-based awards in 2007 to our named executive officers, including short-term cash incentive awards and equity awards. The options granted to our named executive officers in 2007 were granted under our 2000 Omnibus Equity Incentive Plan, unless otherwise noted. All options were granted at the closing price for our common stock on the Nasdaq Global Select Market on the date of the grant.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Approval Date (if different than Effective Grant Date) (b1)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock Option Awards ($) (l)
Joshua Pickus(1)	5/1/07 —	— —	— 180,000	— 300,000	— 400,000	— —	— —	— —	— —	200,000(2 —)	5.27 —	463,080 —
Ken Owyang(3)	11/2/07 —	— —	— —	— 125,000	— —	— —	— —	— —	— —	50,000(2 —)	4.53 —	99,750 —
Michael Sayer(4)	11/2/07 —	— —	— 50,000	— 200,000	— —	— —	— —	— —	— —	100,000(2 —)	4.53 —	199,500 —
Robert Barnum(5)	11/2/07 —	— —	— 100,000	— 125,000	— 150,000	— —	— —	— —	— —	50,000(2 —)	4.53 —	99,750 —

(1)
For 2007, if performance was below 80% of target for our annual Company revenue performance metric, then our Chief Executive Officer would not receive any payout. The amount shown in column (c) represents the minimum amount payable (60% of the targeted payout amount shown in column (d)) for minimum performance (80% achievement of our annual Company revenue performance metric). The amount shown in column (e) represents the maximum amount payable (approximately 133% of the targeted payout amount shown in column (d)) for maximum performance (111% or higher achievement of our annual Company revenue performance metric). Our Chief Executive Officer could also earn 60% of his target amount for 80% to 89% achievement, 80% of his target amount for 90% to 99% achievement, and 110% of his target amount for 101% to 110% achievement of our annual Company revenue performance metric.

(2)
The shares subject to this stock option vest monthly in equal 1/48th installments over 48 months, subject to the named executive officer's continued employment.

(3)
For Mr. Owyang for 2007, there were no minimum or maximum limits on his short-term cash incentive payout opportunity.

(4)
For Mr. Sayer for 2007, if performance was below 80% of target for his MBO goals, then Mr. Sayer would not receive any payout. The amount shown in column (c) represents the minimum amount payable (25% of the targeted payout amount shown in column (d)) for minimum performance (80% achievement of quarterly license and maintenance revenue goals, in all four quarters). There was no maximum limit on Mr. Sayer's short-term cash incentive payout opportunity.

(5)
For Mr. Barnum for 2007, if performance was below 90% of target for his MBO goals, then Mr. Barnum would not receive any payout. The amount shown in column (c) represents the minimum amount payable (80% of the targeted payout amount shown in column (d)) for minimum performance (90% achievement of our annual Company revenue performance metric). The amount shown in column (e) represents the maximum amount payable (120% of the targeted payout amount shown in column (d)) for maximum performance (111% or higher achievement of our annual Company revenue performance metric). Mr. Barnum could also earn between 82% and 98% of his target amount for between 91% and 99% achievement and 110% of his target amount for 101% to 110% achievement of his MBO goals discussed above under "Compensation Discussion and Analysis."

        Our named executive officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see "Compensation Discussion and Analysis—Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements" above. For more information about the compensation arrangements in which our named executive officers participate and the proportion of our named executive officers' total compensation represented by "at risk" components, see "Compensation Discussion and Analysis" above.

Outstanding Equity Awards At 2007 Fiscal Year-End Table

        The following table summarizes the number of securities underlying outstanding equity awards for our named executive officers as of December 31, 2007:

	Option Awards									Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Joshua Pickus	291,666 250,000 83,333 — 29,166	(2) (3)	408,334 350,000 116,667 — 170,834	(2) (3)	— — — 200,000 —	(4)	$ $ $ $ $	4.20 4.20 4.20 4.20 5.27	4/6/13 4/6/13 4/6/13 4/6/13 5/1/14	— — — — —	— — — — —	— — — — —	— — — — —
Ken Owyang	50,000 76,562 165,000 1,041	(5)	— 98,438 — 48,959		— — — —		$ $ $ $	4.19 4.39 5.18 4.53	12/28/12 3/27/13 12/2/14 11/01/14	— — — —	— — — —	— — — —	— — — —
Michael Sayer	178,125 2,083	(6)	271,875 97,917		— —		$ $	4.00 4.53	5/22/13 11/01/14	— —	— —	— —	— —
Robert Barnum	100,000 1,041	(6)	200,000 48,959		— —		$ $	3.48 4.53	8/1/13 11/01/14	— —	— —	— —	— —

(1)
Unless otherwise indicated, the options that are disclosed in columns (b) and (c) vest monthly in equal 1/48th installments over 48 months, subject to the named executive officer's continued employment.

(2)
Issued pursuant to the SupportSoft 1998 Stock Option Plan. All other options disclosed in this table were issued under the 2000 Omnibus Equity Incentive Plan.

(3)
Vested options are only exercisable after the closing price of our common stock as reported on the Nasdaq Global Select Market equals or exceeds $6.00 for 20 consecutive trading days. As of February 9, 2007, this condition had been met, and all 200,000 shares of common stock subject to the option reported in this row will now be exercisable to the extent they become vested.

(4)
Vested options are only exercisable after the closing price of our common stock as reported on the Nasdaq Global Select Market equals or exceeds $9.00 for 20 consecutive trading days. As of the Record Date, this condition had not yet been met.

(5)
When originally granted, these options were to vest monthly in equal 1/48th installments over 48 months. On December 21, 2006, the Board of Directors approved the acceleration of vesting of certain unvested and out-of-money stock options with exercise prices equal to or greater than $5.00 per share that had been previously awarded to employees, including our named executive officers, under our equity compensation plans. For all officers and vice-presidents (non-officers), the acceleration was accompanied by restrictions imposed on any shares that may in the future be purchased through the exercise of accelerated stock options. Those restrictions prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time). All of these shares will be freely saleable as of December 2, 2008.

(6)
1/4th of this grant of options vests on the first annual anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/36th installments over the remaining 36 months, subject to the named executive officer's continued employment.

2007 Option Exercises and Stock Vested

        None of our named executive officers exercised any stock options or had any stock awards that vested during 2007.

Pension Benefits and Nonqualified Deferred Compensation

        We provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees' contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our named executive officers or our employees generally.

Potential Payments Upon Termination or Change-in-Control

        During 2007, we were a party to various employment contracts and arrangements with our named executive officers. Under these contracts and arrangements, we are obligated to provide our named executive officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause and involuntary termination without cause and/or resignation for good reason following a change of control.

        The tables below reflect the estimated amounts of payments or compensation each of our named executive officers may receive under particular circumstances in the event of termination of such named executive officer's employment. The first table below was prepared as though each of our named executive officers had been terminated involuntarily without cause on December 31, 2007, the last business day of 2007. The second table below was prepared as though each of our named executive officers had been terminated involuntarily without cause on December 31, 2007, the last business day of 2007, within twelve months of a change-in-control of the Company and assumes that the price per share of our common stock equals $4.45, which was the closing price of our common stock on December 31, 2007 as reported on the Nasdaq Global Select Market. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see "Compensation Discussion and Analysis—Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements" above. We will provide all such payments and benefits.

  Involuntary Termination

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)		Continuation of Health & Welfare Benefits (d)(1)	Value of Unvested Stock Awards (e)	Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus	$350,000	$150,000		$15,897	—	—	$515,897
Ken Owyang	$125,000	$28,125	(2)	$7,949	—	—	$161,074
Michael Sayer	—	—		—	—	—	—
Robert Barnum	$112,500	$62,500		$2,569	—	—	$177,569

  Involuntary Termination Following a Change-in-Control

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)		Continuation of Health & Welfare Benefits (d)(1)	Value of Unvested Stock Awards (e)(3)	Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus	$350,000	$300,000		$15,897	$2,025,601	—	$2,691,498
Ken Owyang	$125,000	$28,125	(2)	$7,949	$308,833	—	$469,907
Michael Sayer	—	—		—	$501,556	—	$501,566
Robert Barnum	$112,500	$62,500		$2,569	$310,594	—	$488,163

(1)
Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each named executive officer would be entitled to base salary continuation.

(2)
These amounts would be provided to Mr. Owyang because we achieved our performance objectives in 2007.

(3)
These values reflect the immediate vesting of all outstanding restricted stock awards that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2007 closing stock price of $4.45.

STOCKHOLDER MATTERS

Stockholder Communications with the Board

        The Board believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the Board. Accordingly, the Board has adopted the following procedures for stockholders who wish to communicate with the Board:

        Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, SupportSoft, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, or by sending an email to IR@supportsoft.com.

        Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company's legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2009 Annual Meeting must be received by our Secretary, at our corporate offices at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, no less than fifty (50) days nor more than seventy-five (75) days prior to the Annual Meeting; provided, however, that in the event that less than sixty-five (65) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. These requirements apply whether or not a stockholder seeks to include the proposal in our 2009 proxy statement.

        For each matter the stockholder proposes to bring before the annual meeting, the stockholder's notice to the Secretary must include specific information called for in our bylaws. For a proposal to be included in our proxy, such proposal will also need to comply with SEC Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with SupportSoft's independent registered public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of SupportSoft's accounting principles and such other matters as are required to be discussed with the Audit Committee under U.S. generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee has discussed with the independent registered public accountants the accountants' independence from management and SupportSoft, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the Independence Standards Board No. 1. The Audit Committee discussed with the accountants the compatibility of non-audit services with the accountants' independence.

        The Audit Committee discussed with the Company's independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of SupportSoft's internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of SupportSoft's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in SupportSoft's Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also retained Ernst & Young, LLP to serve as SupportSoft's independent registered public accountants for the year ending December 31, 2008.

                      THE AUDIT COMMITTEE:

                      J. Martin O'Malley, Chairman
                      Kevin C. Eichler
                      Shawn Farshchi

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Board has nominated directors Eichler, Farshchi, O'Malley, Pickus, Stephens and Thanos to be elected to serve one-year terms and until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board's six nominees. If any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Required Vote

        The nominees for the six director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be elected to serve as directors.

        The Board of Directors recommends a vote "FOR" election as director of the nominees set forth above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has nominated Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008, and the Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company's and stockholders' best interests.

Principal Accountant Fees and Services

        The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2007 and 2006:

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees
Audit and review procedures	$758,044	$899,147
Statutory audit	$13,638	$23,446

Total Audit Fees	$771,682	$922,593
Audit-Related Fees
Accounting consultations	$0	$9,000

Total Audit-Related Fees	$0	$9,000
Tax Fees
Tax compliance	$0	$30,776
Tax advice and planning	$894	$28,396

Total Tax Fees	$894	$59,172
All Other Fees	$0	$0
Total	$772,576	$982,765

        Audit Fees.    Audit fees represent fees for professional services provided in connection with the audits of our financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

        Audit-Related Fees.    Audit-related fees consist primarily of fees for accounting consultations.

        Tax Fees.    Tax fees consisted of fees for professional services related to international tax compliance, and both domestic and international tax advice and planning.

        All Other Fees.    SupportSoft was not billed for any other fees by Ernst & Young LLP in fiscal 2006 or fiscal 2007.

Audit Committee Pre-Approval Policies and Procedures

        It is the Company's policy that all audit and non-audit services to be performed by its independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for the years 2006 and 2007.

Required Vote

        Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company's independent registered public accounting firm.

        The Board of Directors recommends a vote "FOR" ratification of Ernst & Young LLP as the Company's independent registered public accounting firm.

Other Matters

        The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby on such matters in accordance with their best judgment.

Annual Meeting Proxy Card

A
Election of Directors

1.
The Board of Directors recommends a vote FOR the listed nominees as directors for the Company to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	For	Withhold		For	Withhold
01—Kevin C. Eichler	☐	☐	04—Joshua Pickus	☐	☐
02—Shawn Farshchi	☐	☐	05—Jim Stephens	☐	☐
03—J. Martin O'Malley	☐	☐	06—James Thanos	☐	☐
B
Issues

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm.	☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" the election of directors listed above and "FOR" Proposal 2.

C
Authorized Signatures—This section must be completed for your vote to be counted. Date and Sign Below.

Please sign EXACTLY as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) Please print date below. / / C O Y +	Signature 1—Please keep signature within the box 0 0 8 9 4 6	Signature 2—Please keep signature within the box 1 U P X

Proxy—SUPPORTSOFT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby authorizes JOSHUA PICKUS OR ANNE-MARIE EILERAAS, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SupportSoft, Inc. (the "Company") to be held at the Company's headquarters at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California on May 21, 2008 at 4:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting of Stockholders.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)